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                                                                     EXHIBIT 4.2

                             SHAREHOLDERS AGREEMENT
                                       OF
                            GERIMED OF AMERICA, INC.
                             A COLORADO CORPORATION

         THIS SHAREHOLDERS AGREEMENT (this "Agreement") is made as of December 23, 1997 by and between GERIMED OF AMERICA, INC., a Colorado corporation (the "Corporation"), JAMES F. RIOPELLE, a resident of the State of Colorado ("Riopelle") and SPECTRUM HEALTHCARE SERVICES, INC., a Delaware corporation ("Spectrum"). Riopelle and Spectrum are hereinafter separately referred to as "Shareholder" and collectively referred to as "Shareholders."

                                    RECITALS

         A. Riopelle owns 3,382,500 shares of the common stock, $.0001 par value, of the Corporation (the "Common Stock") which as of the date hereof constitutes 64.6% of the issued and outstanding capital stock of the Corporation (the "Founder's Stock").

         B. Pursuant to that certain Securities Purchase Agreement dated December 22, 1997 between the Corporation and Spectrum (the "Purchase Agreement"), Spectrum acquired 906,891 shares of Series A Convertible Preferred Stock, $.0001 par value, of the Corporation ("Preferred Stock") and certain rights to acquire additional shares of capital stock of the Corporation (such shares, rights and shares acquired upon exercise of such rights, held by Spectrum are hereinafter collectively referred to as the "Spectrum Stock").

         C. The Corporation and the Shareholders desire to enter into this Agreement to provide for certain rights and restrictions with respect to the Founder's Stock and the Spectrum Stock (collectively, together with any other capital stock of the Corporation and rights to acquire capital stock of the Corporation acquired by either Shareholder, the "GeriMed Stock") for the purposes, among others, of: (i) establishing the composition of the board of directors of the Corporation; (ii) limiting the manner and terms by which the GeriMed Stock may be transferred, and (iii) granting the Shareholders certain rights to buy and sell GeriMed Stock.

         D. The Corporation and the Shareholders desire to enter into this Agreement knowing that it is in the Corporation's best interest and fair to each of the Shareholders.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. NO ENCUMBRANCE. During the term of this Agreement, no Shareholder shall pledge, hypothecate or otherwise encumber any of the GeriMed Stock or contract to pledge, hypothecate or encumber such shares. Any attempted pledge, hypothecation or encumbrance of



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GeriMed Stock by a Shareholder shall be void and of no force and effect, except as permitted by paragraph 5 of this Agreement.

         2. RESTRICTIONS ON TRANSFER OF GERIMED STOCK.

            (a) Transfer of GeriMed Stock. No Shareholder shall sell for value (a "Sale") any GeriMed Stock or interest therein, except pursuant to the provisions of this paragraphs 2, 3 or 5 below.

            (b) Right of First Refusal.

                (i) At least thirty (30) days prior to making any Sale of any
            GeriMed Stock (the "Election Period"), a Shareholder desiring to sell GeriMed Stock (the "Transferring Shareholder") shall deliver a written notice (the "Transfer Notice") to the Corporation and the other Shareholder (the "Other Shareholder").

                (ii) The Transfer Notice shall (1) disclose in reasonable detail the proposed terms and conditions of the Sale, including, but not limited to, the proposed transferee, the consideration to be paid and the method of payment for the GeriMed Stock and (2) be accompanied by a written bona fide offer from the proposed transferee.

                (iii) During the Election Period, the Other Shareholder may
            elect (A) to purchase all, but not less than all, of the GeriMed Stock specified in the Transfer Notice by delivering a written notice of election (an "Election Notice") to the Transferring Shareholder, or (B) if applicable, to exercise his or its rights under paragraph 4 below.

                (iv) If prior to the expiration of the Election Period, the
            Other Shareholder has not elected to purchase all of the GeriMed Stock which the Transferring Shareholder proposes to sell or if the Other Shareholder fails to give the Transferring Shareholder written notice within the Election Period, the Other Shareholder will be deemed to have waived its election rights and the Transferring Shareholder may sell such GeriMed Stock within ninety (90) days after expiration of the Election Period, on terms no more favorable than those terms specified in the Transfer Notice. If a sale of such GeriMed Stock is not consummated within ninety (90) days after expiration of the Election Period, such GeriMed Stock shall again be subject to the provisions of this paragraph 2.

                (v) Subject to subparagraph (iv) above, if the Other Shareholder elects to purchase all of the GeriMed Stock from the Transferring
            Shareholder: (1) the Other Shareholder shall purchase the GeriMed Stock covered by the Transfer Notice at the price, and on the terms specified in the Transfer Notice and (2) the transfer of GeriMed Stock shall be consummated as soon as practical after delivery of Election Notice, but in any event within thirty (30) days after the expiration of the Election Period.



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         3. PURCHASE OF SHAREHOLDER'S SHARES.

            (a) Involuntary Transfers.

                (i) If the GeriMed Stock held by either Shareholder shall be levied upon, sequestered, administered by a receiver or a trustee in bankruptcy, or transferred in any other involuntary transfer, or otherwise transferred by operation of law, the Shareholder shall give the Corporation prompt written notice of such occurrence.

                (ii) The Corporation shall have, for a period of thirty (30)
            days after receipt of the written notice, the right to elect to purchase all (but not less than all) of such Shareholder's GeriMed Stock at a purchase price equal to the Fair Market Value (as defined by subparagraph 3(c) below) of such GeriMed Stock as of the date of the event giving rise to the Corporation's rights under this subparagraph 3(a) and on the terms provided herein. Such right shall apply even though the GeriMed Stock may actually have been sold at the time of exercise thereof. The Corporation may exercise its right to purchase such GeriMed Stock by giving the Shareholder, bankruptcy trustee, or other individual or entity then having legal title to the GeriMed Stock (the "Title Holder") written notice of its election to purchase such GeriMed Stock (the "Purchase Notice"). Any GeriMed Stock which the Corporation does not elect to purchase within the 30-day period may be transferred by the Title Holder; provided that any GeriMed Stock transferred and any subsequent transferee shall continue to be subject to all of the provisions of this Agreement, including this subparagraph 3(a).

            (b) Purchase Terms.

                (i) The purchase and sale of GeriMed Stock under this paragraph
            3 shall be closed within thirty (30) days after the determination of such GeriMed Stock's Fair Market Value.

                (ii) Payment for the GeriMed Stock purchased under this
            paragraph 3 shall be made as follows: 10% cash at time of closing, and, the remaining 90% pursuant to a ten (10) year note, executed by the Corporation, which shall be payable in ten (10) equal installments of principal, plus interest at the publicly announced prime rate of Norwest Bank Denver, N.A. ("Prime"), adjusted on the first day of each month.

            (c) "Fair Market Value" shall mean the value assigned by the following process to a Shareholder's GeriMed Stock:

                (i) Where the Corporation elects to purchase GeriMed Stock under this subparagraph 3, the Corporation shall include in its Purchase Notice the Corporation's determination of the fair market value of the GeriMed Stock elected to be purchased (the "Valuation").



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                (ii) If the Title Holder accepts the Valuation or fails to either (1) object to such Valuation within the 10-day period set forth below or (2) deliver the Title Holder's Valuation (as defined below) to the Corporation within the 30-day period set forth below, the Valuation shall be deemed to be the "Fair Market Value" for purposes of the applicable transaction.

                (iii) If the Title Holder disagrees with the Valuation, such
            Title Holder shall deliver a written notice of objection to the Corporation within ten (10) days after the date of delivery of the Valuation to the Title Holder and shall, within thirty (30) days after delivery of such Valuation, deliver to the Corporation written notice of the Title Holder's determination of the fair market value of the GeriMed Stock covered by the Purchase Notice (the "Title Holder's Valuation"). If the Corporation accepts the Title Holder's Valuation, fails to deliver written notice of objection to such value to the Corporation within the required 10-day period or fails to contact JAG (as defined below) within the required 10-day period set forth in subparagraph (iv) below, the Title Holder's Valuation shall be deemed to be the "Fair Market Value" for purposes of the applicable transaction.

                (iv) If the Corporation disagrees with the Title Holder's
            Valuation, the Corporation shall give the Title Holder written notice of objection within ten (10) days after the date the Title Holder's Valuation is delivered to the Corporation. Within ten (10) days after delivery of the notice of objection to the Title Holder's Valuation, the Corporation shall ask the Judicial Arbiter Group, Inc. of Denver, Colorado ("JAG") to select a certified public accounting firm with experience in valuing healthcare-related businesses (the "Appraiser"). The Appraiser shall determine what in its opinion is the fair market value of the Corporation's assets (the "Asset Value"). The Asset Value shall be divided by the number of outstanding shares of all classes of capital stock of the Corporation to arrive at a per share valuation (the "Appraised Value"). The "Fair Market Value" for the applicable transaction shall then be deemed to be either the Valuation or the Title Holder's Valuation, whichever is closest to the Appraised Value. The decision of the Appraiser shall be binding upon the Corporation and the Title Holder who shall each pay one-half (1/2) of the cost of the fees charged by JAG and the Appraiser.

         4. RIGHT OF CO-SALE.

            (a) The Right. Subject to paragraph 2(b) above, if at any time a Transferring Shareholder who owns a majority of the issued and outstanding capital stock of the Company (on a fully diluted basis assuming the exercise of all options which have an exercise price which is less than the proposed sales price under this paragraph 4), warrants and other rights and conversion of all convertible securities) proposes to sell shares of GeriMed Stock pursuant to a bona fide offer from a party or parties other than the Other Shareholder, then the Other Shareholder shall be entitled to notify the Transferring Shareholder in writing within thirty (30) days after receipt of the notification of such proposed Sale that the Transferring Shareholder elects to sell a pro rata portion of GeriMed Stock which the Transferring Shareholder proposes to sell to such third party;




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         whereupon the Transferring Shareholder shall assign so much of his interest in the agreement of Sale as is proportionate to the Other Shareholder's participation in the sale of such GeriMed Stock and the Other Shareholder shall assume such part of the obligations of the Transferring Shareholder under such agreement. For the purposes of this paragraph 4 the "pro rata portion" which the Other Shareholder shall be entitled to sell shall be an amount of Common Stock (assuming the exercise of all warrants, then exercisable and conversion of all convertible securities to Common Stock) proposed to be sold, the numerator of which is the aggregate of all shares of Common Stock then held by the Other Shareholder and the denominator is the aggregate of all shares of GeriMed Stock then held by the Other Shareholder and the Transferring Shareholder. The Other Shareholder shall notify the Transferring Shareholder whether it elects to sell an amount equal to or less than its pro rata share of the Common Stock so offered. The Other Shareholder shall be entitled to apportion Common Stock to be sold among its partners, affiliates and relatives, provided that the Other Shareholder notifies the Transferring Shareholder of such allocation.

            (b) Failure to Notify. If within thirty (30) days after the Transferring Shareholder gives the aforesaid notice to the Other Shareholder, the Other Shareholder does not notify the Transferring Shareholder that it desires to sell its pro rata portion of the Common Stock described in such notice at the price and on the terms and conditions set forth therein, then the Transferring Shareholder may sell during the 90-day period after the Transferring Shareholder gives the aforesaid notice to the Other Shareholder (the "Period") such Common Stock as to which the Other Shareholder does not indicate a desire to sell to other persons at the same price and upon the same terms and conditions as those set forth in the notice. In the event the Transferring Shareholder has not sold the Common Stock or entered into an agreement to sell the Common Stock within the Period, the Transferring Shareholder shall not thereafter sell any Common Stock without first notifying the Other Shareholder in the manner provided above.

         5. LIMITATIONS TO RIGHT OF FIRST REFUSAL AND RIGHT OF CO-SALE. Without regard and not subject to the provisions of paragraphs 2 and 4.

            (a) Riopelle may sell or otherwise assign for consideration or gift GeriMed Stock to any or all of his ancestors, descendants, spouse, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of a trust for the benefit of his ancestors, descendants or spouse, provided that each such transferee or assignee, prior to the completion of the sale, transfer, gift or assignment, shall have executed documents assuming the obligations of such Shareholder under this Agreement with respect to the transferred securities; and

            (b) Spectrum may contribute, distribute, sell or otherwise assign, with or without consideration, (a) all of its GeriMed Stock to any entity controlling, controlled by or under common control with Spectrum (a "Spectrum Affiliate"), and (b) if Spectrum owns of record more than fifty percent or more of the outstanding common stock of the Corporation, any portion of its GeriMed Stock to one or more Spectrum Affiliates; provided in each case any recipient Spectrum Affiliate shall have executed documents assuming the obligations of Spectrum hereunder with respect to the transferred securities.




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            (c) Each Shareholder may sell or transfer GeriMed Stock in a public offering of securities of the Company registered under the Securities Act of 1933, as amended (the "1933 Act").

         6. CALL OPTION. The Company hereby grants to Spectrum the right and option to purchase from the Company, that number of shares of common stock of the Company equal to Three Million Two Hundred Fifty-Five Thousand (3,255,000) shares, less that number of shares tendered by the shareholders of the Company and Riopelle under subparagraphs 6 (a) and 6(b), respectively (the "Call Option"), such Call Option to be exercisable by written notice from Spectrum to the Company and Riopelle at any time within the ninety (90) day period preceding a Semiannual Exercise Date (the "Notice of Exercise"). The term "Semiannual Exercise Date" means any one of the dates which are, respectively, 30, 36, 42, 48, 54 and 60 months after January 1, 1998. The aggregate purchase price for each of such shares shall be an amount equal to the EBIT Value (as defined below) of the Company as of the last day of the calendar month preceding the month in which notice of exercise of the Call Option is delivered (the "Valuation Date"), divided by the number of outstanding common shares of the Company as of the closing of the purchase and sale of shares pursuant to the Call Option, expressed on a fully diluted basis as if all options, warrants and other rights then currently exercisable (except Spectrum's right to make the Additional Investment (as defined in the Purchase Agreement) if such right has not been exercised as of the Valuation Date) had been exercised and all convertible securities converted; provided, however, if the Share Price calculation above results in a Share Price which is lower than the exercise price of any outstanding options, the Share Price shall be recalculated excluding the shares underlying such options from the number of outstanding shares, and the recalculated price shall be the "Share Price." The term "EBIT Value" shall mean the amount resulting from the following formula:

         (2/3 times EBIT for the twelve month period ending on the Valuation Date times 11), plus (1/3 times the target EBIT set forth in the Company's annual forecast approved by the Board of Directors for the year in which the Valuation Date occurs times 7), minus interest-bearing debt of the Company (including capital leases), plus cash and cash equivalents owned by the Company.

The "EBIT" of the Company for any period shall mean the Company's net income for such period plus (i) all interest expense incurred by the Company during such period, plus (ii) all income and franchise tax expense incurred by the Company during such period, and disregarding all extraordinary gains and losses outside of the ordinary course of the Company's business. The net income of the Company for any period shall be determined in accordance with generally accepted accounting principles, consistently applied. The closing of the purchase and sale of shares pursuant to the Call Option ("Option Closing") shall be the business day designated by Spectrum that is not less than 120 days after notice of exercise of the Call Option, at which time (a) the Company shall deliver to Spectrum original certificates evidencing the shares being purchased, and (b) Spectrum shall deliver to the Company the purchase price for the shares purchased pursuant to the Call Option. The number of shares which are the subject of the Call Option shall be equitably adjusted for any intervening stock splits, reverse stock splits, subdivisions, reclassifications and similar capital transactions after the date of this Agreement and prior to the purchase pursuant to the exercise of the Call Option.



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            (a) Tender Offer. Upon delivery of the Notice of Exercise, the
         Company, Riopelle and Spectrum shall use their reasonable efforts to solicit the shareholders of the Company (excluding Spectrum) to tender their outstanding shares of the Common Stock for sale to Spectrum at the Option Closing for a price equal to the Share Price. Spectrum shall purchase all of such shares of Common Stock which are tendered by the shareholders of the Company.

            (b) If and to the extent the shareholders of the Company fail to tender in the aggregate 3,255,000 shares of Common Stock (the "Minimum Shares"), Riopelle shall tender (and/or cause his permitted transferees to tender) such number of Founders Stock as necessary to meet the Minimum Shares, provided, however, that in no case shall Riopelle be required to tender more than 2,536,875 shares of Founders Stock. Notwithstanding the foregoing, Riopelle may, in his sole discretion, tender more than 2,536,875 shares of Founders Stock under subparagraph
         (a) above. Riopelle shall not sell or otherwise transfer the Founder's Stock that is subject to this subparagraph 6(b), unless the transferee of such shares agrees that the shares shall continue to be subject to this subparagraph 6(b).

            (c) Closing of the Tender Offer. The closing of the sale of the Tendered Shares shall take place no later than 120 days after notice of exercise of the Call Option is delivered to the Company and, if applicable, shall close immediately prior to the closing of the Call Option.

         7. SHAREHOLDERS' REDEMPTION RIGHTS.

            (a) Spectrum's Redemption Right. If after five (5) years following the date of this Agreement, Spectrum owns less than fifty-one percent (51%) of the issued and outstanding Common Stock (assuming conversion of all of the Spectrum Stock), Spectrum may, in its sole and absolute discretion, elect to cause the Company to repurchase all or any part of the Spectrum Stock by giving written notice to the Company during the one-year period commencing on the fifth anniversary of this Agreement. The purchase price shall be calculated and paid as set forth in subparagraph (c) below. If the Company does not have legally available funds to purchase the Spectrum Stock, the Company may postpone such purchase until and as funds are legally available for such purpose.

            (b) Riopelle Redemption Right. If after five (5) years following the date of this Agreement, Spectrum and/or its affiliates own more than fifty percent (50%) of the issued and outstanding Common Stock (assuming conversion of all of the Spectrum Stock), Riopelle may, in his sole and absolute discretion, elect to cause the Company to repurchase all or part of the Founder's Stock by giving written notice to the Company during such one-year period. The purchase price shall be calculated and paid as set forth in subparagraph (c) below. If the Company does not have legally available funds to purchase the Founder's Stock, the Company may postpone such purchase until and as funds are legally available for such purpose.



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            (c) Purchase Price. The per share purchase price for any shares purchased by the Company under this paragraph 7 shall be equal to the Share Price as of the last day of the calendar month preceding the month in which the written notice was delivered under subparagraphs (a) or (b) above (the "Election Notice"). The closing of a repurchase under this paragraph 7 shall occur as soon as possible after delivery of the Election Notice, but in no case later than ninety (90) days after delivery of the Election Notice, unless postponed due to lack of legally available funds. If such closing is postponed, the purchase price shall be increased by a percentage equal to Prime, plus 2% per annum until such purchase is closed.

         8. RIOPELLE MINORITY SHAREHOLDER RIGHTS. If and when Spectrum owns at least 50% of the outstanding Common Stock (assuming conversion of all outstanding Preferred Stock), the Company shall comply with the following provisions:

            (a) Insurance. The Company will maintain insurance coverage by financially sound and reputable insurers in such forms, against such risks and with limits of coverage at least equal to existing limits, as are currently maintained by the Company.

            (b) Financial Statements. The Company shall deliver to Riopelle:

                (i) Within thirty (30) days after the end of each month, an unaudited balance sheet and income statement for such month;

                (ii) Within one-hundred (120) days after the end of each fiscal year of the Company an income statement for such fiscal year, a balance sheet of the Company as of the end of such year and a statement of cash flows for such year, together with such notes thereto as are appropriate, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and certified by independent public accountants of recognized national standing selected by the Company and reasonably acceptable to Riopelle.

                (iii) As soon as available, but in any event within ninety (90)
            days after commencement of each new fiscal year, a business plan, projected financial statements and cash flow projections for such fiscal year as set forth in the Company's operating plan as approved by the Company's Board of Directors, along with a capital expenditures budget; and

                (iv) Such other financial statements as Riopelle may reasonably request to verify the financial condition of the Company and the valuation of Riopelle's investment therein. All such statements shall be certified by the Chief Financial Officers of the Company as being true, complete and in accordance with the Company's books and records and regular accounting practices.

            (c) Inspection. The Company shall permit Riopelle and his authorized designees to visit and inspect the Company's properties, to examine the Company's books of account and records and to discuss the Company's affairs, finances and accounts with its employees, officers and independent accountants, all at such reasonable times as





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         may be requested by Riopelle (but limited to two examinations in any calendar year) and upon reasonable advance notice given to the Company but in no case more than two times in any calendar year.

            (d) Extraordinary Corporate Acts. Unless the Company first obtains the written consent of Riopelle, the Company shall not effect any amendment to the Company's articles of incorporation, recapitalization, merger or consolidation of the Company, unless such action affects the Common Stock and the Preferred Stock in an identical manner.

         9. TRANSFERS IN VIOLATION OF AGREEMENT. Any transfer or attempted transfer of any GeriMed Stock in violation of any provision of this Agreement shall be void, and the Corporation shall not record such transfer on its books or treat any purported transferee of such GeriMed Stock as the owner of such shares for any purpose.

         10. LEGEND. Each certificate evidencing GeriMed Stock and each certificate issued in exchange for or upon the transfer of any GeriMed Stock (if such shares remain subject to this Agreement) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  The shares represented by this Certificate and the transfer thereof are subject to certain restrictions, call option, and agreements set forth in the Shareholders Agreement dated as of December 23, 1997 by and among GeriMed of America, Inc. (the "Corporation"), James F. Riopelle and Spectrum Healthcare Services, Inc., a copy of which is on file with the Secretary of the Corporation.

         11. TRANSFER. Prior to transferring any GeriMed Stock to any person or entity, the transferring Shareholder shall cause the prospective transferee to execute and deliver to the Corporation and the Other Shareholder a counterpart of this Agreement.

         12. BOARD OF DIRECTORS. Each Shareholder of the Corporation shall vote all of its voting securities of the Corporation over which it has voting control, and shall take all other actions reasonably requested by the other Shareholder (whether in the Shareholder's capacity as a shareholder, director or officer of the Corporation or otherwise), (a) to nominate and elect one designee of the other Shareholder to the Board of Directors of the Corporation and any subsidiary of the Corporation, and, in the case of Spectrum's designee, a member to the Corporation's compensation committee, (b) following the death, resignation, removal or other inability of such designee to serve, to nominate and elect a successor designated by the other Shareholder, and (c) upon written request of the other Shareholder, to remove its designee and replace him or her with a successor designated by other Shareholder. Except with the prior written consent of the other Shareholder, each Shareholder shall vote all voting securities of the Corporation over which he has voting control against any resolution to remove the director designated by the other Shareholder. Notwithstanding the foregoing, neither Shareholder shall be required to vote in favor of a designee (a) described in Section 230.262(b) of Regulation A promulgated under the 1933 Act, (b) who has been convicted of a crime involving moral




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turpitude or (c) who such Shareholder reasonably believes would have a negative impact on the reputation and business of the Corporation.

         13. TERM. This Agreement shall terminate upon the occurrence of any of the following events:

             (a) Cessation of the Corporation's business;

             (b) The bankruptcy, receivership or dissolution of the Corporation;

             (c) At such time as either Shareholder owns less than five percent (5%) of the issued and outstanding capital stock of the Corporation;

             (d) Mutual written agreement of the Shareholders;

             (e) The date on which any registration of GeriMed Stock under the 1933 Act becomes effective.

         14. AMENDMENT AND WAIVER. Except as otherwise provided herein, no modification, amendment or waiver of any provisions of this Agreement shall be effective against the Corporation or the Shareholders unless such modification, amendment or waiver is approved in writing by the Corporation and the Shareholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         15. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         16. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         17. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Corporation and its successors and assigns and the Shareholders and any subsequent holders of GeriMed Stock and the respective successors and assigns of each of them, so long as they hold GeriMed Stock.

         18. COUNTERPARTS. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same




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agreement. Signatures on behalf of the parties that are transmitted by facsimile shall be treated as original and binding signatures for all purposes.

         19. REMEDIES. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Corporation and any Shareholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement, in addition to seeking damages for breach of this Agreement.

         20. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charge prepaid) to the Corporation at the address set forth below and to any other recipient at such address as indicated by the Corporation's records, or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been delivered hereunder when delivered personally, three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service. The Corporation's address is:

                           GeriMed of America, Inc.
                           333 West Hampden Avenue, Suite 200
                           Englewood, Colorado  80110

         21. GOVERNING LAW. This Agreement and the rights of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

         22. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         23. GENDER. Whenever applicable, the pronouns designating the "masculine" or the "neuter" shall equally apply to "feminine," "neuter" and "masculine" genders. Furthermore, whenever applicable in this Agreement, the "singular" shall include the "plural" and the reverse.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                  "CORPORATION"

                                  GERIMED OF AMERICA, INC.,
                                  a Colorado corporation


                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------

                                 "SHAREHOLDERS"

                                 "RIOPELLE"

                                 -----------------------------------------------
                                 James F. Riopelle, individually

                                 "SPECTRUM"

                                 SPECTRUM HEALTHCARE SERVICES, INC.
                                 a Delaware corporation


                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------

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